Investor Relations BRASIL TELECOM May 2010 Exhibit 3

St Davids
Bermuda
Nova York
Caracas
Miami
Boa Vista
Macapá
Belém
São Luís
Manaus
Fortaleza
Teresina
Natal
João Pessoa
Recife
Porto Velho
Maceió
Rio Branco
Palmas
Aracajú
Salvador
Goiânia
Brasília
Cuiabá
Belo Horizonte
Vitória
Campo Grande
Rio de Janeiro
São Paulo
EUA
Curitiba
Florianópolis
Porto Alegre
EUA
Satellite Hub
Fiber Optic Network
Globenet Network
Other International Exits

The acquisition of Brasil Telecom was strategic
Telecommunication sector - a
scale business with rapid
technology changes and capital
intense, where consolidation is
a natural trend (62 million RGU’s
in 2009)
The acquisition created a group
with size comparable to TMAR’s
major competitors in Brazil
The largest national footprint
for mobile and a nationwide
data backbone in Brazil
National and International Backbone*
1. Globenet connects Brazil, USA, Bermuda and Venezuela.
* Backbone of the new company: 138,000 Km of fiber optical cable and 30,400 Km of metropolitan rings.
Investor Relations | 2

General Plan of Concessions did not permit the acquisition of one fixed line incumbent by another since the privatization of Telebrás (1998)
Due to legal restrictions, Oi did not have access to non-public information from BrT operations and finances until the control was transferred. It was not possible to have due diligence before the operation was concluded
All decisions were made using
the public information
available:
Prices to be paid to the
controlling shareholders
Swap ratios at market value
A public company with Level 1 of
Corporate Governance at the Bovespa
Awarded with best practices in
accounting procedures/releases and
information availability
Decision seemed reasonable as BrT was:
Investor Relations | 3

The origin of the problem: the Expansion Plans (PEX)
The Expansion Plans – (PEX)
* Book Value per Share. ** After the decision of the Superior Court of Justice only the claims made prior to March/09 could be converted using the previous FY Book Value.
Acquisition of a
phone before
Telebrás
Privatization
Clients received
shares in
exchange for the
money paid
Shares were
issued with BVS*
a month before
the acquisition
Shareholders
claimed BVS* of
the last audited
Balance Sheet – FY
before the
acquisition
Decision of the
Superior Court of
Justice in
March/09**
Inflation was very high
Lower book values led to higher # of shares to be
issued
Shareholders also demanded dividends and all of
the rights of those shares
Limits the losses per claim in
the pending lawsuits
Discourage new lawsuits
Investor Relations | 4
BrT had to provision a total of R$2.3 billion in contingencies in its Financial Statements
In April 2009, BrT recorded and disclosed R$1.2 billion in PEX contingencies.
Additional R$1.1 billion was announced in Jan/2010: BDO Trevisan was engaged to review the claims related to PEXs.

Provisions for expansion plans
Book Value
EV Paid aquisition*

Contingencies for Expansion Plans vs. Book Value and Enterprise Value Paid
Provisions in the amount
of R$2.3 billion
(Expansion Plans)
accounted for almost 20%
of the enterprise value
paid and 40% of the
Shareholders' Equity of
Brasil Telecom.
R$ Billion
The Expansion Plans provisions were representative
6.2
38%
19%
2.3
12.4
*@49% of the Equity
Investor Relations | 5

2,355
387
334
(75%)
62
(12%)
(10%)
(3%)
Expansion Plan
Tax
Labor
PBD & Interconnection
Contingencies at BrT
R$ Million; 100% = R$3,138 Million
The loss belongs to the Company, hence, to all of its shareholders
•
Although the provisions related to
the Expansion Plans totaled R$2.3
billion, the total value of the
contingencies amounted to R$3.1
billion.
Investor Relations | 6

TMAR’s Board of Directors decided to revise the exchange ratios in the proposed incorporation and submit the revised ratios to Brasil Telecom’s minority shareholders
1. TMAR’s
Board has the obligation
to take into consideration the rights
of the
shareholders,
including TMAR’s and TNE’s (indirectly), in order to
preserve the balance between them;
2.
At the time the Material Fact announcing the intention to acquire BrT
(April/08) was published, TMAR’s contingencies were known by the market, therefore reflected in its market value. Differently, BrT’s contingencies were not reflected in its market value because they were not known by the market
Why did TMAR’s
Board decide to
revise the ratio?
The new exchange ratios will be submitted for the approval by BrT’s non-controlling shareholders (ON and PN) only;
Investor Relations | 7

The Methodology for the revision of the exchange ratios
Rationale
•
Recalculate the ratio announced in Apr/08, considering exclusively the recognition of the
Expansion Plans (PEX) Contingencies
•
Reflect their effect on the ratio as if it they had been known on the date  that the ratio was determined
Total value of PEX contingencies: R$2,325.5 mn
Present Value of the fiscal benefit: R$421mn (realized
over the period of 11 years, according to BrT business plan)
100% of PEX contingencies were provisioned with an
equivalent judicial deposit
Assumptions and Facts:
ON
PN
Original
Adjusted with
IoE* & Div.
Revised with
PEX
Contingencies
* Interest on Shareholder’s Equity
Number of TMAR shares
per BrT share:
Investor Relations | 8
0.4137
0.2531
0.4305
0.2685
0.3955
0.2191

Telemar Participações
Tele Norte Leste Participações (TNE – Bovespa & NYSE)
Telemar Participações
Tele Norte Leste Participações (TNE – Bovespa & NYSE)

Post Restructuring Ownership Current Ownership
Ownership Structure
Investor Relations | 9
59.6%*
* Total Capital
AG Telecom
LF Telecom 19.34%
Fund. Atlântico 11.50%
BNDESPar 16.86%
Previ 12.96%
Petros 10.00%
Funcef 10.00%
81.9%*
17.9%*
Telemar Norte Leste
(TMAR - Bovespa)
5.5%*
62.8%*
17.9%*
Telemar Norte Leste
(TMAR – Bovespa & NYSE)
4.0%*
BNDESPar 31.383%
Previ 12.948%
Funcef 2.790%
Petros 2.739%
AG Telecom
L. F. Tel 19.325%
Fund. Atlântico 11.490%
100%
Others
100%
Oi Mobile
BrT
100%
Others
49%
Oi Mobile BrT
BrT GSM
Public Companies
4.2%*
New stake at previous ratio
BrT GSM
19.325%
19.34%

The approval of the revised ratios is up to Brasil Telecom’s minority shareholders
•
Simplification of the corporate structure
•
BrT shareholders will become TMAR
shareholders
•
All shareholders of the same operational
company
•
Liquidity concentrated at TMAR, which will
have ADRs representing PNs and ONs
•
BrT shareholders will receive lower number
of shares than initially announced
Ratios Approved Not Approved
•
BrT shareholders will keep receiving
dividends, although dividends may be
affected by the amortization and
depreciation of the goodwill and by higher
opex and financial leverage
Pros
Cons
•
BrT shares will be exchanged for Coari
shares; Coari will be merged into TMAR
following a vote of Coari shareholdes to
approve the merger
•
TMAR will end up with 100% of BrT
•
BrT will remain as is: 49% owned by TMAR
•
Extremely complicated Corporate Structure
•
Low liquidity for shares
Investor Relations | 10

The acquisition of BrT was strategic. Due to regulatory restriction, the value for the acquisition was defined based on publicly available information, which was not a concern as BrT was recognized as Level 1 Corporate Governance at Bovespa, had an
ADR program (in compliance with SOX) and was well covered by sell side analysts
After the acquisition, BrT had to provision over R$3bn of previously unrecognized contingencies, of which R$2.3 bn related to the Expansion Plans. Due to its commitments to grant equal rights to all its shareholders, TMAR’s Board decided to propose the revision of the exchange ratio.
New ratios were calculated and will be submitted to BrT’s minority shareholders.
The approval of those new ratios will help further simplify the corporate structure. In addition, liquidity of the shares should be increased.
Investor Relations | 11

IR Contacts	
Bayard Gontijo	55 21 3131-1211
Roberto Terziani	55 21 3131-1211
Carolina Gava Silveira	55 21 3131-1314
Bernardo Guttmann	55 21 3131-1316
Patricia Frajhof	55 21 3131-1315
Michelle Costa	55 21 3131-2918

This presentation contains forward-looking statements.
Statements that are not historical facts, including
statements about our beliefs and expectations,  are
forward-looking statements and involve inherent risks
and uncertainties. These statements are based on
current plans, estimates and projections, and therefore
you should not place undue reliance on them.  Forward-
looking statements speak only as of the date they are
made, and we undertake no obligation to update publicly
any of them in light of new information or future events
periods.
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